As filed with the Securities and Exchange Commission on July 12, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STRATAGENE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0683641

(State of Incorporation)	(I.R.S. Employer Identification No.)
11011 North Torrey Pines Road
La Jolla, California 92037
(858) 373-6300
(Address of Principal Executive Offices)

Stratagene Corporation 2006 Equity Incentive Award Plan
(Full Title of the Plan)

Joseph A. Sorge, M.D.
Chairman and Chief Executive Officer
Stratagene Corporation
11011 North Torrey Pines Road
La Jolla, California 92037
(858) 373-6300
(Name and Address of Agent for Service)

With a Copy to:
Thomas A. Edwards, Esq.
Latham & Watkins LLP
600 West Broadway, Suite 1800
San Diego, CA 92101
(619) 236-1234

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each	Amount	Offering	Aggregate	Amount of
Class of Securities	to be	Price	Offering	Registration
to be Registered	Registered(1)	Per Share(2)	Price	Fee
Common Stock, $0.0001 par value, issuable pursuant to the Stratagene Corporation 2006 Equity Incentive Award Plan (the “2006 Plan”)	2,500,000	$7.21	$18,025,000	$1,929

(1)	Initially, the number of shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), that may be issued pursuant to awards granted under the 2006 Plan shall not exceed, in the aggregate, 500,000 shares. The number of shares of Common Stock initially reserved for issuance under the 2006 Plan shall be subject to increase pursuant to the terms of the 2006 Plan. The 2006 Plan authorizes a maximum of 11,000,000 shares of Common Stock during the term of the 2006 Plan. This Registration Statement applies to 2,500,000 shares of Common Stock authorized for issuance under the Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2006 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is based on the average ($7.21) of the high ($7.41) and low ($7.01) prices for the Registrant’s Common Stock reported by the Nasdaq National Market on July 7, 2006.
Proposed sales to take place as soon after the effective date of the Registration Statement as awards granted under the Plan are exercised or shares issuable pursuant to such awards are issued.

INTRODUCTION
     Stratagene Corporation (the “Company”) has prepared this registration statement (this “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register shares of the Company’s common stock, $0.0001 par value (the “Common Stock”), issuable pursuant to the Stratagene Corporation 2006 Equity Incentive Award Plan (the “2006 Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Not required to be filed with this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information.
     Not required to be filed with this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed with the Securities and Exchange Commission (the “SEC”) by the Company are incorporated by reference in this Registration Statement:
(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 20, 2006;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 15, 2006;

(c)	the Company’s Current Reports on Form 8-K filed with the SEC on March 1, 2006, March 15, 2006, June 7, 2006 and June 12, 2006; and

(d)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 3, 2004, including any subsequent amendment or report filed for the purpose of amending such description.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this

Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Delaware law provides that a corporation’s certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law permits a corporation to indemnify any director, officer, employee or agent of the corporation for expenses, monetary damages, fines and settlement amounts to the extent the person acted in good faith and in a manner he or she believed to be in the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful.
     Delaware law does not permit indemnification if the person is held liable to the corporation except to the extent that an appropriate court concludes, upon application by the person, that despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnification for those expenses that the court deems proper. No provision can eliminate or limit the liability of a director for:
•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock purchases or redemptions;

•	any transaction from which the director derived an improper personal benefit; or

•	any act or omission before the adoption of a provision eliminating or limiting the liability of a director for breach of fiduciary duty in the certificate of incorporation.
     The Company’s certificate of incorporation and bylaws limit or eliminate the liability of officers and directors to the fullest extent permitted by Delaware law and require indemnification to the maximum extent permitted by Delaware law, provided that the Company is only required to provide a single counsel for its indemnified officers and directors as a group unless otherwise required by law or by written agreement.
Item 7. Exemption From Registration Claimed.
     Not applicable.

Item 8. Exhibits.
     The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit
Number	Document
5.1	Opinion of Latham & Watkins LLP

10.1	Stratagene Corporation 2006 Equity Incentive Award Plan

23.1	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.3	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page of this Registration Statement)
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that:
     (A) Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

     (B) Paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 12th day of July, 2006.

STRATAGENE CORPORATION
By:	/s/ Joseph A. Sorge, M.D.
Joseph A. Sorge, M.D.
Chairman and Chief Executive Officer

POWER OF ATTORNEY
     We, the undersigned officers and directors of Stratagene Corporation, and each of us, do hereby constitute and appoint Joseph A. Sorge, M.D. our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and on our behalf in any and all capacities and to execute any and all instruments for us in our names, in connection with this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Joseph A. Sorge, M.D. Joseph A. Sorge, M.D.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 12, 2006

/s/ Steve R. Martin Steve R. Martin	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 12, 2006

/s/ Robert C. Manion Robert C. Manion	Director	July 12, 2006

/s/ Carlton J. Eibl Carlton J. Eibl	Director	July 12, 2006

/s/ John C. Reed John C. Reed	Director	July 12, 2006

Peter Ellman	Director	July 12, 2006

INDEX TO EXHIBITS

Exhibit
Number	Document
5.1	Opinion of Latham & Watkins LLP

10.1	Stratagene Corporation 2006 Equity Incentive Award Plan

23.1	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.3	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page of this Registration Statement)